Exhibit 23.1
CENTRAL VERMONT PUBLIC SERVICE CORPORATION
EMPLOYEE SAVINGS AND INVESTMENT PLAN

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference into Central Vermont Public Service Corporation's previously filed Form S-3 Registration Statement, File No. 333-141681, No. 333-151019, and No. 333-162979 and Form S-8 Registration Statements, File No.  333-39664, No. 333-57001, No. 033-58102, and No. 333-152872 of our report dated June 23, 2011 appearing in this Annual Report on Form 11-K of the Central Vermont Public Service Corporation Savings and Investment Plan for the year ended December 31, 2010.

/s/ McSoley McCoy & Company

June 23, 2011
South Burlington, VT

VT Reg. No. 92-349